EXHIBIT 10.35

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of December 31, 2012, by and between TETRA TECHNOLOGIES, INC., a Delaware corporation (“Seller”), and TETRIS PROPERTY LP, a Delaware limited partnership company (“Purchaser”).

RECITALS:

Seller is the owner of that certain tract or parcel of land located in The Woodlands, Texas, Montgomery County, Texas, having the street address of 24955 Interstate 45 North, The Woodlands, Texas 77380, and being more particularly described by metes and bounds on EXHIBIT 1.1 attached hereto and made a part hereof for all purposes (the “Land”).

Seller desires to sell of the Property (as defined below) to Purchaser, and Purchaser desires to purchase the Property from Seller on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing, of the mutual covenants, promises and undertakings set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1.                   Property.  Subject to the terms and provisions hereof, and for the consideration herein set forth, Seller agrees to sell, and Purchaser agrees to purchase the following property (the property referred to in Sections 1.1 through 1.5 is collectively referred to as the “Property”):

1.1              Land.  Fee simple title in and to the Land;

1.2              Improvements.  Fee simple title in and to the office building located on the Land, the adjacent parking garage located on the Land, and all other buildings, structures, and other improvements of every kind and nature presently situated on, in, or under, or used in, on, or about the Land together with fixtures and other items attached to, installed in or used in connection with the Land, and all other buildings, structures, and other improvements situated thereon, including, but not limited to, engines, devices for the operation of pumps, plumbing, cleaning, sprinkler systems, fire extinguishing equipment, heating, ventilating, plumbing, incinerating, electrical, air conditioning and air cooling equipment and systems, gas and electric machinery, pollution control equipment, security systems, and water, gas, electrical, storm and sanitary sewer systems and all utility lines and equipment (collectively referred to as the “Improvements”);

1.3              Appurtenant Rights.  All of Seller’s right, title and interest in and to all rights appurtenant to the Land and/or the Improvements (collectively, the “Appurtenant Rights”), including, without limitation:  (i) all right, title, and interest, if any, of Seller, in and to any land in the bed of any street, road, or avenue (open or proposed) in front of or adjoining the Land; (ii) all right, title, and interest, if any, of Seller, in and to any rights-of-way, rights of ingress or egress, or other interests in, on, or to, any land, highway, street, road, or avenue (open or proposed) in, on, or across, in front of, abutting, or adjoining the Land, and any awards made, or to be made in lieu thereof, and in and to any unpaid awards for damage thereto by reason of a change of grade of any such highway, street, road, or avenue; (iii) all right, title, and interest of Seller to any easements benefiting the Land or any part thereof; (iv) all right, title, and interest, if any, of Seller, to all oil, gas, and other minerals in, on, or under, and that may be produced from the Land; (v) all right, title, and interest, if any, of Seller, in and to any land adjacent or contiguous to, or a part of the Land, whether those lands are owned or claimed by deed, limitations, or otherwise, and whether or not they are located inside or outside the description given herein, or whether or not they are held under fence by Seller; (vi) to the extent assignable all right, title, and interest, if any, of Seller, to the present or future use of waste water, waste water capacity, drainage, water or other utility facilities to the extent same pertain to and are allocable to the Land or the Improvements; (vii) all right, title and interest, if any, of Seller to any air rights above or benefiting the Land; (viii) all right, title and interest, if any, of Seller to any development rights benefiting the Land; and (ix) any reversionary rights attributable to the Land (the Land, the Improvements and the Appurtenant Rights are collectively hereinafter referred to as the “Realty”).

1.4              Related Rights.  All of Seller’s right, title, and interest in, to and under (i) to the extent assignable, all consents, authorizations, variances, waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality relating to the ownership or operation of the Property (collectively, the “Licenses”), (ii) all maintenance, operating and accounting records, architectural, engineering, construction, development, mechanical, electrical, plumbing, environmental and/or other plans, specifications, drawings, studies, and reports relating to the Property, and all other books, records, and materials relating to the ownership and operation of the Property within Seller’s possession or control and (iii) to the extent assignable, all existing guarantees and warranties of the manufacturers and suppliers of the fixtures and equipment installed on the Realty and of the contractors, subcontractors, and materialmen hired in connection with the construction, repair or maintenance of the Improvements (all of the rights, titles and interests described in this Section 1.4 are herein collectively referred to as the “Related Rights”).

1.5              Excluded Property. Notwithstanding the foregoing, Seller is not selling and Purchaser is not acquiring any assets or property of Seller (whether tangible or intangible) other than the Property.

2.                   Purchase Price; Earnest Money.

2.1              Purchase Price.  The purchase price (the “Purchase Price”) for the sale and purchase of the Property is $43,800,000.00.

2.2              Payment of Purchase Price.  The Purchase Price, as increased or decreased by prorations and adjustments as herein provided, shall be payable in full at Closing (as such term is defined in Section 8.1 hereof) in cash by wire transfer of immediately available funds to Seller through the Title Company.

2.3              Initial Deposit.  Within two (2) business days (as such term is defined in Section 13.10 hereof) following the Effective Date (as such term is defined in Section 3 hereof), Purchaser shall deliver to Chicago Title - Commercial (the “Title Company”), having its office at 712 Main Street, Suite 2000E, Houston, Texas 77002, Attention:  Reno Hartfiel, the sum of $500,000.00 (the “Initial Deposit”) by wire transfer of immediately available funds.  Any failure of Purchaser to timely deliver the Initial Deposit shall entitle Seller, as its sole and exclusive remedy, to terminate this Agreement by giving written notice to Purchaser at any time before the Initial Deposit is deposited, in which event neither Seller nor Purchaser shall have any further obligations to the other with respect to this Agreement.

2.4              Additional Deposit.  Unless Purchaser terminates this Agreement prior to the end of the Inspection Period pursuant to its right of termination granted in Section 5.2, Purchaser shall, by wire transfer of immediately available funds, deposit within two (2) business days after the expiration of the Inspection Period, an additional $500,000.00 with the Title Company (“Additional Deposit”). If Purchaser fails to timely wire the Additional Deposit to the Title Company, Seller may, as its sole and exclusive remedy, terminate this Agreement by delivering written notice, prior to the time Purchaser wires the Additional Deposit to the Title Company, to Purchaser and Title Company. Upon delivery of such notice, the Title Company shall deliver the Initial Deposit to Seller, and neither Seller nor Purchaser will have any further obligations to the other with respect to this Agreement, except for provisions hereof that expressly survive termination of this Agreement. The “Deposit”, as that term is used in this Agreement, shall mean only the Initial Deposit until such time as the Additional Deposit is deposited by Purchaser. Thereafter, the term “Deposit” shall mean the Initial Deposit and the Additional Deposit.

2.5              Application of Deposit.  The Title Company shall hold and disburse the Deposit in accordance with this Section 2.5.

2.5.1.      The Deposit shall be held by Title Company in an interest bearing account. Interest accruing on the Deposit shall be considered a part of the Deposit. If this Agreement is terminated (i) prior to the expiration of the Inspection Period,  (ii) pursuant to an express right of termination established herein or (iii) as a result of the failure to satisfy a closing condition set forth in Section 6.1 of this Agreement, the Deposit will be returned by the Title Company to Purchaser (less the Independent Consideration (hereinafter defined), which is to be paid to the Seller). If the Closing occurs, the Deposit will be released to Seller, and Purchaser shall receive a credit against the Purchase Price in the amount of the Deposit (less the Independent Consideration, which is to be credited to the Seller).  In all other instances, the Title Company shall not release the Deposit to either party until the Title Company has been requested by Seller or Purchaser to release the Deposit and the Title Company has (A) given the other party three (3) business days to dispute, or consent to, the release of the Deposit and (B) not received any objection from such other party during such three (3) business day period with respect to the release of the Deposit.

2.5.2.      The Title Company shall not be liable to any party for any act or omission, except for bad faith, gross negligence or willful misconduct, and the parties agree to indemnify the Title Company and hold the Title Company harmless from any and all claims, damages, losses or expenses arising in connection herewith.

2.5.3.      The Title Company shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney, or other paper or document which the Title Company in good faith reasonably believes to be genuine and what it purports to be and to be signed by the proper party or parties.

2.5.4.      The Title Company may consult with legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and shall incur no liability hereunder and shall be entitled to rely on and act in accordance with the reasonable opinion and instructions of such counsel.

2.5.5.      The Title Company shall not be required to defend any legal proceeding which may be instituted against it with respect to the Deposit, the Property or the subject matter of this Agreement unless requested to do so by Purchaser or Seller and is indemnified to its satisfaction against the cost and expense of such defense.

2.5.6.      If any disagreement arises between Seller and Purchaser, or between either of them and any other person, resulting in adverse claims or demands being made with respect to any agreements, instruments or funds delivered to the Title Company pursuant to this Agreement, or if the Title Company, in good faith, is in doubt as to what action it should take hereunder, the Title Company may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists.  In any such event, the Title Company shall not be or become liable in any way or to any person for its failure or refusal to act, and the Title Company shall have the right to consult counsel and/or to institute a bill of interpleader in any court of competent jurisdiction to determine the rights of the parties, and the Title Company shall be entitled to so refrain from acting until (i) the rights of all parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjusted and all doubt resolved by agreement among all of the interested persons, and the Title Company shall have been notified thereof in writing signed by all such persons.

2.6              Reporting Requirements.  In order to assure compliance with the requirements of Section 6045 of the Internal Revenue Code of 1986, as amended (the “Code”),and any related reporting requirements of the Code, the parties hereto agree as follows:

2.6.1.      The Title Company agrees to serve as the “real estate person” and assume all responsibilities for information reporting required under Section 6045(e) of the Code, and Seller and Purchaser hereby designate the Title Company as the person to be responsible for all information reporting under Section 6045(e) of the Code.  This Agreement shall constitute a designation agreement, and the name and address of the transferor and transferee of the transaction contemplated hereby appear in Section 11 hereof.

2.6.2.      Seller and Purchaser each hereby agree to provide to the Title Company all information and certifications regarding itself, as reasonably requested by the Title Company or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code, and to provide to the Title Company such party’s taxpayer identification number and a statement in such form as may be requested by the Title Company, signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Title Company is correct.

2.6.3.      Seller, Purchaser and the Title Company each agrees to retain a copy of this Agreement for a period of four (4) years following the end of the calendar year in which Closing occurs.  The provisions of this Section 2.6 shall survive Closing.

2.7              Independent Consideration. Purchaser has delivered to Seller, as a part of the Initial Deposit, and Seller acknowledges receipt of $100.00 (the “Independent Consideration”), as consideration for Purchaser’s right to purchase the Property and for Seller’s execution, delivery and performance of this Agreement.  The Independent Consideration is in addition to and independent of any other consideration or payment provided for in this Agreement, is non-refundable and shall be retained by Seller notwithstanding any other provision of this Agreement.

3.                   Escrow.  Promptly upon execution of this Agreement by Purchaser and Seller, an original fully executed counterpart hereof shall be escrowed with the Title Company.  The “Effective Date” of this Agreement shall be the date that the Title Company receives the Deposit, acknowledges receipt of the fully executed original counterpart hereof and delivers a fully executed copy to Seller and Purchaser via electronic mail at the addresses set forth in Section 11 of this Agreement.

4.                   Title.

4.1              Survey.  Purchaser acknowledges that it has received a survey plat prepared Prejean & Company, Inc., Project No. 97-44 issued December 10, 2012 (as updated prior to Closing, the “Survey”), reflecting the results of a survey of the Land and Improvements in accordance with the minimum detail requirements of the ALTA land survey requirements.

4.2              Title Commitment.  Purchaser acknowledges that it has received a commitment for issuance of an owner’s policy of title insurance G.F. No. 3711000294 prepared by the Title Company with respect to the Land and Improvements issued December 4, 2012 (as updated prior to Closing, the “Title Commitment”) and copies of the exception documents referenced therein.

4.3              Search Reports.  Purchaser acknowledges that it has received reports (the “UCC/Lien/Litigation Reports”) of searches made of (i) the Official Public Records of Real Property and the County Court and State District Court records of Montgomery County, Texas (issued December 19, 2012), (ii) the Office of the Secretary of State, State of Texas (issued December 14, 2012), (iii) the Office of the Secretary of State, State of Delaware (issued December 14, 2012) and (iv) the U.S. District Court, Southern District of Texas records (issued December 14, 2012), all made by an independent search company, Capitol Services, revealing any current UCC, fixtures, bankruptcy, tax lien, judgment lien and litigation filings against Seller.

4.4              Purchaser’s Title and Survey Objections.

(a)                Prior to the expiration of the Inspection Period, Purchaser shall furnish Seller with a written statement of objections, if any, to the title to the Property, including, without limitation, any objections to any matter shown on the Survey (collectively, “Objections”).  In the event the Title Company amends or updates the Title Commitment after Purchaser’s delivery of the written statement of Objections (each, a “Title Report Update”), Purchaser shall furnish Seller with a written statement of Objections to any matter first raised in a Title Report Update within three (3) business days after Purchaser’s receipt of such Title Report Update (each, a “Title Update Review Period”). Should Purchaser fail to notify Seller in writing of any Objections in the Title Report prior to the Title Review Date, or to any matter first disclosed in a Title Report Update prior to the last day of the Title Update Review Period, as applicable, Purchaser shall be deemed to have approved such matters, which shall be considered to be “Permitted Encumbrances” as defined in Section 4.5 below.

(b)               If Seller receives a timely Objection in accordance with Section 4.4(a) (“Purchaser’s Notice”), Seller shall have the right, but not the obligation, within five (5) business days after receipt of Purchaser’s Notice (“Seller’s Response Period”), to elect to cure any such matter upon written notice to Purchaser (“Seller’s Response”).  If Seller does not give any Seller’s Response, Seller shall be deemed to have elected to cure all such Objections. Notwithstanding the foregoing, Seller shall in any event be obligated to pay and release of record on or prior to the Closing Date all of the following matters or items (collectively, “Seller Title Removal Items”): (i) mortgage or deed of trust liens or security interests against the Property, (ii) real estate tax liens, other than liens for taxes and assessments not yet delinquent, (iii) judgment liens and mechanic’s liens and other liens for work and all other liens, in each case, that are capable of cure by payment of a liquidated amount and (iv) all other liens that have been voluntarily placed against the Property by Seller after the date of this Agreement and that are not otherwise permitted pursuant to the provisions hereof.  All Seller Title Removal Items shall be deemed to be Objections whether or not Purchaser includes all Seller Title Removal Items in any statement or notice of Objections under Section 4.4(a) hereof. Notwithstanding anything else contained herein to the contrary, under no circumstances shall any Seller Title Removal Items be deemed a Permitted Encumbrance.  Seller shall be entitled to apply the Purchase Price towards the payment or satisfaction of such liens.

(c)                Seller shall be required to pay and release of record all Seller Title Removal Items. If Seller elects not to cure any other Objections (i.e., Objections that are not Seller Title Removal Items) raised in any Purchaser’s Notice timely delivered by Purchaser to Seller pursuant to Section 4.4(a), or if Seller notifies Purchaser that it elects to cure any such Objection but then does not for any reason effect such cure on or before the Closing Date, then Purchaser shall have the option of terminating this Agreement by delivering written notice thereof to Seller following within five (5) business days after (as applicable) (i) its receipt of Seller’s Response stating that Seller will not cure any such Objection or (ii) Seller’s failure to cure by the Closing Date any Objection which Seller has previously elected to cure pursuant to a Seller’s Response. In the event of a termination for failure to cure Objections (other than Seller

Title Removal Items) pursuant to this Section 4.4(c), the Deposit (less the Independent Consideration, which is to be paid to the Seller) shall be returned to Purchaser, and neither party shall have any further rights or obligations hereunder except as those provisions that expressly survive termination of this Agreement.  If no such termination notice is timely received by Seller hereunder, Purchaser shall be deemed to have waived all such Objections (except for Objections that are Seller Title Removal Items) in which event, subject to Section 4.4(b) above, those Objections shall become “Permitted Encumbrances” under Section 4.5 below.

4.5              Permitted Encumbrances.  The Property shall be conveyed subject only to the following matters, which are hereinafter referred to as the “Permitted Encumbrances”:

4.5.1.      those matters, other than Objections (except to the extent any such Objection is approved or deemed approved in accordance with Section 4.4(c) above), shown on Schedule B to the Title Commitment;

4.5.2.      those matters, other than Objections (except to the extent any such Objection is approved or deemed approved in accordance with Section 4.4(c) above), shown on the Survey;

4.5.3.      the rights of Tenant under the Lease (as defined in Section 8.2.11 hereof);

4.5.4.      the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing; and

4.5.5.      local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property.

4.6              Conveyance of Title.  At Closing, Seller shall convey and transfer to Purchaser fee simple title to the Land and Improvements subject to only to the Permitted Encumbrances, by execution and delivery of the Deed (as defined in Section 8.2.1 hereof).  Seller shall also cause the issuance by the Title Company of an Owner Policy of Title Insurance (the “Title Policy”) in form identical to the proforma title policy attached hereto as EXHIBIT 4.6, covering the Land and the Improvements, in the full amount of the Purchase Price, subject only to the Permitted Encumbrances.

5.                   Purchaser’s Right to Inspect the Property.

5.1              Right of Inspection.  From and after the Effective Date until the day prior to the Closing Date (the “Inspection Period”), Seller shall allow Purchaser or Purchaser’s agents reasonable access to the Property pursuant to the terms and conditions of that certain Confidentiality and Inspection Agreement, dated December 4, 2012, by and between Seller and Purchaser, attached hereto as EXHIBIT 5.1 and incorporated herein for all purposes (the “C&I Agreement”).

5.2              Option to Terminate.  Purchaser shall have the right to terminate this Agreement for any reason in Purchaser’s sole and absolute discretion prior to 5:00 p.m. (Central

Time) on the last day of the Inspection Period by delivery of written notice of such election to Seller, in which event, the Title Company shall promptly refund the Deposit (less the Independent Consideration, which is to be paid to the Seller) to Purchaser, and neither party shall have any further rights, duties, obligations or liabilities to the other with respect to this Agreement, except for any obligation that expressly survive the termination of this Agreement.  If this Agreement is not terminated at the end of the Inspection Period (or otherwise terminated following the expiration of the Inspection Period), Purchaser shall have the right to continue its inspections of the Property.  If Purchaser fails to notify Seller in writing prior to the expiration of the Inspection Period that Purchaser has elected to terminate this Agreement, then Purchaser will be deemed to have elected not to terminate this Agreement pursuant to this Section 5.2 and to proceed with the Closing without a reduction in, or an abatement of or credit against the Purchase Price, except as specifically set forth in this Agreement (and, thereafter, Purchaser shall have no further right to terminate this Agreement pursuant to this Section 5.2).

5.3              Third-Party Reports.  PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO THE EXPIRATION OF THE INSPECTION PERIOD, ITS OWN INVESTIGATION OF THE ENVIRONMENTAL AND PHYSICAL CONDITION OF THE PROPERTY TO THE EXTENT PURCHASER DEEMS SUCH AN INVESTIGATION TO BE NECESSARY OR APPROPRIATE.

5.4              Disclaimers of Warranties as to Physical Condition of the Property.

(a)                EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENTS, INSTRUMENTS OR AGREEMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING, IT IS UNDERSTOOD AND AGREED THAT WITH RESPECT TO THE PROPERTY, INCLUDING, WITHOUT LIMITATION, PHYSICAL CONDITION AND ENVIRONMENTAL CONDITION OF THE PROPERTY, THE PROPERTY IS BEING SOLD AND CONVEYED HEREUNDER AND PURCHASER AGREES TO ACCEPT THE PROPERTY “AS IS,” “WHERE IS” AND “WITH ALL FAULTS” AND SUBJECT TO ANY CONDITION WHICH MAY EXIST, WITHOUT ANY REPRESENTATION OR WARRANTY BY SELLER (OTHER THAN THE LIMITED REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE VII HEREOF OR IN ANY DOCUMENTS, INSTRUMENTS OR AGREEMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING).  PURCHASER HEREBY EXPRESSLY ACKNOWLEDGES AND AGREES THAT AS OF THE EXPIRATION OF THE INSPECTION PERIOD (i) PURCHASER HAS THOROUGHLY INSPECTED AND EXAMINED THE PROPERTY TO THE EXTENT DEEMED NECESSARY BY PURCHASER IN ORDER TO ENABLE PURCHASER TO EVALUATE THE PURCHASE OF THE PROPERTY, (ii) PURCHASER IS RELYING SOLELY UPON SUCH INSPECTIONS, EXAMINATION, AND EVALUATION OF THE PROPERTY BY PURCHASER IN PURCHASING THE PROPERTY ON AN “AS IS,” “WHERE IS” AND “WITH ALL FAULTS” BASIS, WITHOUT REPRESENTATIONS OR WARRANTIES (OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE VII HEREOF OR IN ANY DOCUMENTS, INSTRUMENTS OR AGREEMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING), EXPRESS OR IMPLIED, OF ANY KIND OR NATURE, AND (iii) SELLER HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES (OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE VI HEREOF OR IN ANY DOCUMENTS,

INSTRUMENTS OR AGREEMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING) WITH RESPECT TO ANY INFORMATION OR MATERIALS DELIVERED TO PURCHASER, INCLUDING THE ACCURACY OR COMPLETENESS THEREOF.  PURCHASER HAS BEEN EXPRESSLY ADVISED BY SELLER TO CONDUCT AN INDEPENDENT INVESTIGATION AND INSPECTION OF THE PROPERTY UTILIZING EXPERTS AS PURCHASER DEEMS TO BE NECESSARY FOR AN INDEPENDENT ASSESSMENT OF ALL RISK (INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LIABILITY AND RISK) WITH RESPECT TO THE PROPERTY.  PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT, HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY, PURCHASER IS (EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 7 HEREOF OR IN ANY DOCUMENTS, INSTRUMENTS OR AGREEMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING) RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER.

(b)               THE PURCHASE PRICE HAS BEEN CALCULATED BASED ON THE FACT THAT THE PROPERTY IS BEING PURCHASED BY PURCHASER ON AN “AS IS,” “WHERE IS” AND “WITH ALL FAULTS” BASIS.  PURCHASER HEREBY WAIVES AND RELINQUISHES ALL RIGHTS AND PRIVILEGES ARISING OUT OF, OR WITH RESPECT OR IN RELATION TO, ANY REPRESENTATIONS OR WARRANTIES (OTHER THAN REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE VII HEREOF OR IN ANY DOCUMENTS, INSTRUMENTS OR AGREEMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING), WHETHER EXPRESS OR IMPLIED, WHICH MAY HAVE BEEN MADE OR GIVEN, OR WHICH MAY BE DEEMED TO HAVE BEEN MADE OR GIVEN, BY SELLER.  PURCHASER HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXCLUDED FROM THE TRANSACTION CONTEMPLATED HEREBY, AS ARE ANY WARRANTIES ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE, AND THAT SELLER HAS NOT WARRANTED, AND DOES NOT HEREBY WARRANT, THAT THE PROPERTY NOW OR IN THE FUTURE WILL MEET OR COMPLY WITH THE REQUIREMENTS OF ANY SAFETY CODE OR REGULATION OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR JURISDICTION.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER HEREBY ASSUMES ALL RISK AND LIABILITY (AND AGREES THAT SELLER SHALL NOT BE LIABLE FOR ANY SPECIAL, DIRECT, INDIRECT, CONSEQUENTIAL, SPECULATIVE, OR OTHER SUCH DAMAGES) RESULTING OR ARISING FROM OR RELATING TO THE OWNERSHIP, USE, CONDITION, LOCATION, MAINTENANCE, REPAIR, OR OPERATION OF THE PROPERTY (BUT THE FOREGOING SHALL NOT LIMIT OR IMPAIR PURCHASER’S RIGHT TO PURSUE A CLAIM FOR ACTUAL DAMAGES TO THE EXTENT PERMITTED UNDER ARTICLE 12 HEREOF).  PURCHASER ACKNOWLEDGES AND AGREES THAT (OTHER THAN REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE VII HEREOF OR IN ANY DOCUMENTS, INSTRUMENTS OR AGREEMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING) THE SALE PROVIDED FOR HEREIN IS MADE WITHOUT ANY REPRESENTATION OR WARRANTY BY SELLER AS TO THE NATURE OR QUALITY OF THE PROPERTY; THE DEVELOPMENT POTENTIAL OF THE PROPERTY;

THE PRIOR HISTORY OF OR ACTIVITIES ON THE PROPERTY; THE QUALITY OF LABOR AND/OR MATERIALS INCLUDED IN ANY OF THE IMPROVEMENTS; THE FITNESS OF THE PROPERTY FOR AND/OR THE SOIL CONDITIONS EXISTING AT THE PROPERTY FOR ANY PARTICULAR PURPOSE OR DEVELOPMENT POTENTIAL; THE PRESENCE OR SUSPECTED PRESENCE OF HAZARDOUS WASTE OR SUBSTANCES ON, ABOUT, OR UNDER THE PROPERTY OR THE IMPROVEMENTS; OR THE ZONING OR OTHER LEGAL STATUS OF THE PROPERTY.  Except as specifically set forth herein, no person acting on behalf of Seller is authorized to make, and by the execution hereof Purchaser hereby acknowledges that no person has made, any representation, agreement, statement, warranty, guaranty or promise regarding the Property, or the transaction contemplated herein, or the construction, physical condition or other status of the Property, and no representation, warranty, agreement, statement, guaranty or promise, if any, made by any person acting on behalf of Seller which is not contained herein or in the documents, instruments or agreements executed and delivered by Seller at Closing shall be valid or binding upon Seller.

6.                   Conditions Precedent.

6.1              Conditions to Purchaser’s Obligations.  The liability and obligation of Purchaser hereunder to consummate the transaction contemplated hereby are subject to the following conditions (any of which may be waived in whole or in part by Purchaser):

6.1.1.      Seller shall not be in default under this Agreement;

6.1.2.      Seller shall have paid in full or otherwise obtained a release with respect to all Seller Title Removal Items;

6.1.3.      No eminent domain proceedings for the taking of a “material part” of the Property (as defined in Section 9.1) shall be pending or threatened against the Property as of Closing;

6.1.4.      Each of the representations and warranties of Seller set forth in Section 7.1 hereof shall be true and correct in all material respects as of the Closing Date, and all covenants and agreements of Seller set forth in Section 7.1 shall have been  performed  in all material respects on or before the Closing Date;

6.1.5.      Since the Effective Date, Seller shall not have encumbered the Property with any liens, easements, or other matters or encumbrances which will survive Closing (except as expressly approved in writing by Purchaser), and no damage or destruction of a “material part” (as defined in Section 9.1) of the Property shall have occurred;

6.1.6.      Seller shall have satisfied all of the requirements set forth in Section 8.2 of this Agreement, including, without limitation, delivery of the original fully executed Deed, Seller’s original countersigned General Assignment, the Title Policy, and two (2) originals of Seller’s countersigned Lease;

6.1.7.      Seller shall be in a position to convey and transfer to Purchaser fee simple title to the Land and Improvements in accordance with Sections 4.5 and 4.6 of this Agreement;

6.1.8.      Since the Effective Date, there shall have been no diminution in the financial condition of Seller; and

6.1.9.      No environmental audit or inspection of the Property shall have been obtained or discovered by Purchaser which indicates the presence of any Hazardous Substances in, on, at or beneath the Realty in violation of any Environmental Laws in any material respect.

6.2              Purchaser’s Rights If Conditions Not Satisfied.  Purchaser’s obligations under this Agreement are specifically contingent upon the satisfaction of each of the conditions described in Section 6.1 hereof.  If any of such conditions are not satisfied prior to the Closing Date, then Purchaser may, by written notice to Seller on or prior to the scheduled Closing Date, extend the scheduled Closing Date for up to fifteen (15) days to allow Seller more time to satisfy such uncured conditions.  If Seller is unable to satisfy such uncured conditions at or prior to the extended Closing Date, Purchaser may as its sole and exclusive remedy either:  (i) terminate this Agreement by written notice to Seller, in which event, the Deposit (less the Independent Consideration, which is to be paid to the Seller) shall be returned to Purchaser, and neither party shall have any further rights, duties, obligations or liabilities under this Agreement, except such obligations that expressly survive the termination of this Agreement; or (ii) Purchaser may waive its objections and purchase the Property without reduction in the Purchase Price and consummate the transaction contemplated hereby (Purchaser’s election to close the transaction shall constitute a waiver of any unsatisfied conditions).  Notwithstanding the foregoing, in the event this Agreement is terminated as a result of a default or breach on behalf of Seller, Purchaser shall be entitled to exercise its rights and remedies under Section 12.2 of this Agreement.

6.3              Conditions Precedent to Obligation of Seller.  The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

6.3.1.      Seller shall have received the Purchase Price as adjusted as provided herein, pursuant to and payable in the manner provided for in this Agreement;

6.3.2.      Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 8.3 hereof;

6.3.3.      All of the representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as of the Closing Date; and

6.3.4.      Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the date of Closing.

7.                   Representations, Warranties, Covenants and Agreements.

7.1              By and of Seller.  Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date, which representations and warranties shall be deemed to have been made again as of the Closing, subject to Section 8.2.6 hereof:

7.1.1.      (a) Seller is a corporation duly organized and validly existing under the laws of the State of Delaware and is qualified to do business in Texas. (b)  The individuals executing this Agreement on behalf of Seller are authorized to act for and on behalf of and to bind Seller in connection with this Agreement and Seller has obtained all necessary consents to perform its obligations under this Agreement and sell the Property to Purchaser at Closing.  (c) The execution of this Agreement, the consummation of the transactions herein contemplated, and the performance or observance of the obligations of Seller hereunder have been duly authorized by requisite action and are enforceable against Seller in accordance with their respective terms.  (d) The execution of this Agreement, the consummation of the transactions herein contemplated, and the performance and observance of the obligations of Seller hereunder and under any and all other agreements and instruments herein mentioned to which Seller is a party will not conflict with or result in the breach of any agreement or instrument to which Seller is now a party or to which it is subject, or constitute a default thereunder, does not require Seller to obtain any consents or approvals from, or the taking of any other actions with respect to any third parties and, to Seller’s current actual knowledge, will not conflict with or result in the breach of any law or regulation, order, writ, injunction, or decree of any court or governmental instrumentality.   (e) To Seller’s current actual knowledge, no consent, waiver, approval, or authorizations of, or filing, registration, or qualification with, or notice of, any governmental instrumentality or any other entity or person is required to be made, obtained, or given by Seller in connection with the execution, delivery, and performance of this Agreement, other than those that will be made or done at or prior to the Closing.  (f) Seller is not a “foreign person” or a “disregarded entity” as defined in Section 1445 of the Code and any related regulations.

7.1.2.      (a) Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension, or composition to its creditors generally, and (b) to Seller’s current actual knowledge, there is no threat or contemplation of any of the foregoing.

7.1.3.      (a) No party has been granted any license, lease, or other right by Seller relating to the use or possession of the Property, or any part thereof.  (b) Seller has not granted any rights, options, or rights of first refusal, or right of first offer, or entered into any agreements, which are currently in effect, to purchase or to otherwise acquire the Property or any part thereof or any ownership interest therein, except for the rights of Purchaser under this Agreement.

7.1.4.      (a) Seller has not receive any written notice from any court or any federal, state, municipal, or other governmental instrumentality (“Governmental Entity”), of (i) any uncured violation of law, (ii) an intention by any Governmental Entity to revoke any certificate of occupancy, license, or permit issued by such Governmental Entity in connection with the use of the Property, (iii) any pending condemnation or special assessment or threatened condemnation or special assessment proceedings with respect to the Property, or (iv) any uncured violation of any building codes or other laws relating to the construction or design of the improvements on the Property, including, without limitation, fire, safety, handicapped access, or seismic design.  (b) Seller has not received any written notice of any uncured violation or defaults under any restrictive covenants affecting the Property or any portion thereof.

7.1.5.      There is no arbitration, judicial action, litigation, or administrative action pending or threatened (of which Seller has received written notice) with respect to the Property or Seller (which, if adversely determined would materially and adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement and the Lease and/or to perform its obligations under this Agreement and/or the Lease).

7.1.6.      Attached hereto as EXHIBIT 7.1.6 is a list of all Licenses and a list of all agreements relating to the ownership, use, management, operation, maintenance, service and repair of the Realty (herein collectively referred to as the “Property Agreements,”) (including all amendments, modifications and other agreements relating thereto) in force and effect as of the date hereof.  To Seller’s current actual knowledge, each of the Property Agreements and Licenses is in full force and effect,  and  no default exists under the Property Agreements or the Licenses on the part of any party thereto, except as disclosed on EXHIBIT 7.1.6.  All Property Agreements shall remain the sole obligation of the Seller following Closing.  After the Effective Date and prior to Closing, Seller will not enter into any new Property Agreements or Licenses that would survive the Closing unless such new Property Agreement or License shall remain the sole obligation of Seller following Closing.

7.1.7.      Seller has not received any written notice that the Property or any portion thereof is or will be subject to or affected by any special assessments, whether or not presently a lien thereon, or any unpaid taxes and assessments and there are no delinquent taxes or assessments which will not be paid on or prior to the Closing Date.

7.1.8.      To the current actual knowledge of Seller (a) there are no underground storage tanks existing in, on, at or beneath the Realty, and (b) there is no asbestos or other Hazardous Substances existing in, on, at or beneath the Realty in violation of any Environmental Laws.  For purposes hereof, “Hazardous Substances” shall mean any pollutants, contaminants, hazardous or toxic substances, materials or wastes (including petroleum, petroleum by-products, radon, asbestos and asbestos containing materials, polychlorinated biphenyls (“PCB’s”), PCB-containing equipment, radioactive elements, infectious agents, and urea formaldehyde), as such terms are used in any federal, state or local environmental law, rule, statute, or regulation, including, without limitation, the Comprehensive Environmental Response Compensation and

Liability Act, as amended, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, and the Clean Water Act (collectively, “Environmental Laws”) (excluding solvents, cleaning fluids and other lawful substances used in the ordinary occupancy, operation and maintenance of the Improvements in a manner consistent with the prudent occupancy, operation and maintenance of a first-class office building development and used in accordance with all applicable Environmental Laws).

7.1.9.      From the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall use reasonable efforts to operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the date hereof.

7.1.10.  Neither Seller nor any individual or entity having a direct interest in Seller is a person or entity described by Section 1 of the Executive Order (No. 13,224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 24, 2001), and does not engage in any dealings or transactions, and is not otherwise associated, with any such persons or entities.

7.1.11.  Seller shall promptly notify Purchaser of any material change occurring after the date hereof, of which Seller has current actual knowledge, with respect to the Property or Seller (with respect to Seller’s ability to perform its obligations under this Agreement and/or the Lease) or any information heretofore or hereafter furnished to Purchaser with respect to the Property or Seller (with respect to Seller’s ability to perform its obligations under this Agreement and/or the Lease), including specifically, but without limitation, any such change that would make any portion of this Agreement, including, without limitation, the representations, warranties, covenants and agreements contained in this Section 7.1 untrue or materially misleading.

7.1.12.  Linden Price is Seller’s senior most person in charge of overseeing  the Property and the person with the most knowledge related thereto.

7.2              By Purchaser.  Purchaser hereby makes the following representations and warranties to Seller as of the Effective Date, which representations and warranties shall be deemed to have been made again as of the Closing, subject to Section 8.3.5 hereof:

7.2.1.      Purchaser is a limited liability company duly organized and validly existing under the laws of the State of Delaware and is qualified to do business in the State of Texas.

7.2.2.      The execution of this Agreement, the consummation of the transactions herein contemplated, and the performance or observance of the obligations of Purchaser hereunder have been duly authorized by requisite action and are enforceable against Purchaser in accordance with their respective terms.  The individuals executing this Agreement on behalf of Purchaser are authorized to act for and on behalf of and to bind Purchaser in connection with this Agreement and Purchaser has obtained all necessary consents to perform its obligations under this Agreement and acquire the Property from Seller at Closing.

7.2.3.      Purchaser has received no written notice of any action, suit or proceeding against Purchaser in any court or by or before any other Governmental Entity (which, if adversely determined, would materially and adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement and the Lease, and/or to perform its obligations under this Agreement and/or the Lease) and, no such action, suit or proceeding is pending, or to the current actual knowledge of Purchaser, overtly threatened.

7.2.4.      The execution of this Agreement, the consummation of the transactions herein contemplated, and the performance and observance of the obligations of Purchaser hereunder and under any and all other agreements and instruments herein mentioned to which Purchaser is a party will not conflict with or result in the breach of any agreement or instrument to which Purchaser is now a party or to which it is subject, or constitute a default thereunder, does not require Purchaser to obtain any consents or approvals from, or the taking of any other actions with respect to any third parties and, to Purchaser’s current actual knowledge, will not conflict with or result in the breach of any law or regulation, order, writ, injunction, or decree of any court or governmental instrumentality.

7.2.5.      No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Purchaser.

7.2.6.      Neither Purchaser nor any individual or entity having an interest in Purchaser is a person or entity described by Section 1 of the Executive Order (No. 13,224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 24, 2001), and does not engage in any dealings or transactions, and is not otherwise associated, with any such persons or entities.

7.3              Current Actual Knowledge.

7.3.1.      Of Seller.  As used in Section 7.1 and other provisions of this Agreement, the phrase “current actual knowledge” of Seller means, and shall be limited to, the actual conscious knowledge of Bruce Cobb, Bass C. Wallace, Jr.  and Linden Price (not including any constructive, imputed or implied knowledge), without special investigation or inquiry, in their respective representative capacities only (with no personal liability of any kind).

7.3.2.      Of Purchaser.  As used in Section 7.2 of this Agreement, the phrase “current actual knowledge” of Purchaser means, and shall be limited to, the actual conscious knowledge of David M. Ledy and David Grazioli (not including any constructive, imputed or implied knowledge), without special investigation or inquiry, in their respective representative capacities only (with no personal liability of any kind).

7.4              Survival. The representations and warranties of Seller and Purchaser set forth in this Section 7 shall survive the Closing only for a period of one year, after which time said representations and warranties, all and singular, shall be deemed to have merged into and shall be governed solely by the provisions of the Closing documents.  For a breach of warranty or representation claim to be actionable, a representation or warranty made to another party hereunder must have been untrue or misleading as of Closing and the party for whose benefit such representation or warranty was made must not have received express written disclosure in the Title Commitment, the Survey or the environmental reports delivered or prepared in connection with the transaction contemplated by this Agreement of the inaccuracy or breach thereof on or before the Closing Date.  Notwithstanding anything contained herein to the contrary, Seller shall have no liability to Purchaser for a breach of any representation or warranty unless the valid claims for all such breaches collectively aggregate more than $50,000.00 (the “Basket”), in which event the full amount of such valid claims shall be actionable, up to the Cap (as defined in this Section 7.4).  As used herein, the term “Cap” shall mean the total aggregate amount of $1,000,000.00.  The right to bring a claim for actual damages (but not punitive, exemplary, speculative or consequential damages, all of which are waived by Seller and Purchaser), arising from the inaccuracy or breach of the representations and warranties made by Seller and Purchaser in Section 7 of this Agreement shall survive for a period of one year (subject to the limitation on damages set forth herein) from and after the Closing Date.  Except for those claims asserted by written notice of or on behalf of Seller or Purchaser at any time during such one year period, all claims arising from the inaccuracy or breach of such representations and warranties shall expire, be terminated and extinguished forever on the last day of such one year period and, except for those claims asserted by written notice of or on behalf of Seller or Purchaser at any time during such one year period, Seller, or Purchaser, as applicable shall be released from any and all liability of any kind relating to or arising from the inaccuracy or breach of such representations and warranties effective as of the last day of such one year period.

8.                   Closing.

8.1              Closing Date.  Purchaser and Seller shall consummate and close the transactions contemplated hereby on a mutually agreed upon date on or prior to December 31, 2012, in the offices of the Title Company.  At the Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 8.2 and Section 8.3 hereof, the performance of which obligations shall be concurrent conditions; provided that the Deed (as defined below), and all other closing documents that are required to be recorded in connection with the Closing, shall not be recorded until Seller receives confirmation that Seller has received the full amount of the Purchase Price, adjusted by prorations as set forth herein.  The date of the consummation and closing of the purchase and sale contemplated by this Agreement is herein referred to sometimes as the “Closing Date,” and the actual consummation and closing of the purchase and sale contemplated by this Agreement is herein referred to sometimes as the “Closing.”

8.2              Seller’s Obligations at Closing.  At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

8.2.1.      A special warranty deed from Seller substantially in the form attached hereto as EXHIBIT 8.2.1 (the “Deed”) conveying fee simple title to the Land and the Improvements, and Seller’s right, title and interest in the Appurtenant Rights to Purchaser (subject only to the Permitted Encumbrances).

8.2.2.      An assignment and assumption agreement substantially in the form attached hereto as EXHIBIT 8.2.2 (the “General Assignment”) in which Seller assigns and Purchaser assumes Seller’s interest in the Licenses and all other Related Rights concerning the Realty owned by Seller to Purchaser.

8.2.3.      A written certification of Seller substantially in the form attached hereto as EXHIBIT 8.2.3 that each of the representations and warranties of Seller set forth in Section 7.1 above is true and correct in all material respects as of the Closing Date.  In no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which (i) is expressly disclosed in the Title Commitment, the Survey or the environmental reports delivered or prepared in connection with the transaction contemplated by this Agreement to Purchaser on or before the date of Closing or (ii) results from any change that occurs between the Effective Date and the date of Closing ; provided, however, that the occurrence of any change shall, if materially adverse to Purchaser, constitute the non-fulfillment of the condition set forth in Section 6.1.4 hereof; but if, despite express disclosure to Purchaser as set forth in this Section 8.2.3 above of such changes or other matters described in such certificate, the Closing occurs, Seller’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate.

8.2.4.      An estoppel certificate and subordination, non-disturbance and attornment agreement (“SNDA”) in forms reasonably acceptable to Seller and Purchaser’s lender, Sovereign Bank.

8.2.5.      All Licenses and any manufacturer and contractor guarantees and warranties.

8.2.6.      Unless previously delivered to Purchaser, copies of all Property Agreements, maintenance, operating and accounting records, architectural, engineering, construction, development, mechanical, electrical, plumbing, environmental and/or other plans, specifications, studies and reports relating to the Property, and copies of all other books, records, and materials relating to the ownership and operation of the Property within Seller’s possession or control.

8.2.7.      The Title Policy.

8.2.8.      A non-foreign affidavit in the form attached hereto as EXHIBIT 8.2.8 containing such information as shall be required by Internal Revenue Code Section 1445(b)(2) and regulations issued thereunder.

8.2.9.      The approved settlement statement prepared by the Title Company, and such other affidavits, documents, instruments, and certificates as are reasonably required by the Title Company to effect and complete the Closing as provided herein (including, without limitation, an affidavit as to debts, liens, and possession and evidence of corporate authority to enter into and perform under this Agreement and the Lease, in each case in a form reasonably acceptable to Seller and the Title Company ).

8.2.10.  A lease agreement in a substantially in the form attached hereto as EXHIBIT 8.2.10, pursuant to which Seller shall lease back the Property from Purchaser from and after the Closing Date (the “Lease”).

8.3              Purchaser’s Obligations at Closing.  At the Closing, Purchaser shall:

8.3.1.      Pay to Seller through the Title Company the full amount of the Purchase Price (which amount shall include the Deposit), as increased or decreased by prorations and adjustments as herein provided, in immediately available wire transferred funds.

8.3.2.      Execute and deliver the General Assignment.

8.3.3.      Execute and deliver to Seller a written certification of Purchaser substantially in the form attached hereto as EXHIBIT 8.3.3 that each of the representations and warranties of Purchaser set forth in Section 7.2 above is true and correct in all material respects as of the Closing Date.  In no event shall Purchaser be liable to Seller for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that occurs between the Effective Date and the date of Closing; provided, however, that the occurrence of any change shall, if materially adverse to Seller, constitute the non-fulfillment of the condition set forth in Section 6.3.3 hereof; but if, despite changes or other matters described in such certificate, the Closing occurs, Purchaser’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate.

8.3.4.      Execute and deliver the approved settlement statement prepared by the Title Company, and such other affidavits, documents, instruments and certificates as are reasonably required by the Title Company, or that are required by applicable law to effect and complete the Closing as provided herein (including, without limitation, evidence of corporate authority to enter into and perform under this Agreement and the Lease in a form reasonably acceptable to Purchaser and the Title Company ).

8.3.5.      Execute and deliver the Lease.

8.3.6.      Execute and deliver the SNDA.

8.4              Closing Costs.

8.4.1.      Seller shall pay the fees of any counsel representing Seller in connection with this transaction.  Seller shall also pay the following costs and expenses:

(i)                 one-half (½) of the escrow fee, if any, which may be charged by the Title Company;

(ii)               the fee for the title examination and the Title Commitment and the basic premium for the Title Policy (but not the premiums for extended coverage, deletions of exception items or endorsements, or for any mortgagee title insurance) to be issued to Purchaser by the Title Company at Closing, exclusive of any endorsements thereto;
(iii)            the fees for Broker;
(iv)             the fees for the Survey (if not paid prior to Closing by Seller);
(v)               the fees for recording the Deed, any memorandum of lease with respect to the Lease and any releases or satisfactions with respect to any Seller Title Removal Item;
(vi)             amounts necessary to cure or otherwise satisfy all Seller Title Removal Items;
(vii)           All sale and transfer taxes or other taxes (except in connection with any mortgage or financing obtained by Purchaser), franchise taxes (with respect to the Lease), documentary taxes and similar taxes and fees imposed upon the transfer of the Property by applicable law.

8.4.2.      Purchaser shall pay the fees of any counsel representing Purchaser in connection with this transaction.  Purchaser shall also pay the following costs and expenses;

(i)                 one-half (½) of the escrow fee, if any, which may be charged by the Title Company;
(ii)               if such coverage is requested by Purchaser, the premiums for the extended coverage or deletions of exception items related to the Title Policy to be issued to Purchaser by the Title Company at Closing, the premiums of all endorsements thereto, and the premiums for any mortgagee title insurances;
(iii)            the fees for recording any loan documents;

8.4.3.      All costs and expenses incident to this transaction and the closing thereof, and not specifically described above, shall be paid by the party incurring same; and

8.4.4.      The provisions of this Section 8.4 shall survive the Closing.

8.5              No Prorations.  There shall be no proration of income and expenses of the Property at Closing.  Seller shall be entitled to receive all income, and shall be obligated to pay all expenses, with respect to the Property accruing through December 31, 2012.  Notwithstanding the foregoing, nothing contained in this Agreement shall relieve Seller from paying rent for any partial month following Closing in accordance with the terms of the Lease.

9.                   Damage, Destruction or Condemnation.

9.1              Material Part.  For purposes of this Agreement, (a) a taking by eminent domain of a portion of the Property shall be deemed to affect a “material part” of the Property if the estimated value of the portion of the Property taken (plus other reasonably anticipated attendant costs/losses, including lost revenues not recoverable from rent loss insurance, if not appropriately reflected in the value of the portion which is subject to the taking) exceeds $500,000.00 with respect to the Land and Improvements thereon, and (b) the destruction of a “material part” of the Property shall be deemed to mean an insured or uninsured casualty to the Property having an estimated cost of repair (plus other reasonably anticipated attendant costs/losses, including lost revenues not recoverable from rent loss insurance) which equals or exceeds $500,000.00 with respect to the Land and Improvements thereon.

9.2              Estimated Value.  The phrase “estimated value” shall mean an estimate obtained from a M.A.I. appraiser, who has at least five (5) years experience evaluating property located in Harris County, Texas similar in nature and function to that of the Property, selected jointly by Seller and Purchaser, and the phrase “estimated cost of repair” shall mean an estimate obtained from an independent contractor selected jointly by Seller and Purchaser.  The other necessary determinations in Sections 9.1 and 9.2 shall also be determined by qualified professionals so jointly selected by Purchaser and Seller.  Such determinations shall be made as soon as reasonably practicable following the taking or casualty, but in any event within sixty (60)  days following the taking or casualty.

9.3              Notice; Credit to Purchaser.  Seller or Purchaser shall have the right to terminate this Agreement if, prior to the Closing, all or a material part of the Property is destroyed or a material part of the Property is taken by eminent domain.  Seller or Purchaser may give written notice of its election to terminate this Agreement within ten (10) business days after Purchaser is notified in writing by the appraisers and other person(s) making the determinations under Sections 9.1 and 9.2 of any damage to or condemnation of the Property which entitles Purchaser to terminate this Agreement, in which event the Deposit (less the Independent Consideration, which is to be paid to the Seller) shall be returned to Purchaser, and neither party shall have any further rights, duties, obligations or liabilities under this Agreement, except those obligations which expressly survive the termination of this Agreement.  If Seller or Purchaser does not give such notice within such period, then this Agreement shall remain in full force and effect, and there shall be no reduction in the Purchase Price and any applicable insurance proceeds or condemnation awards, as applicable, shall be disbursed and applied as provided in the Lease.  If less than a material part of the Property is taken or destroyed, this Agreement shall remain in full force and effect there shall be no reduction in the Purchase Price and Purchaser shall be entitled to receive any insurance proceeds or condemnation awards, as applicable.

10.              Brokerage Commissions.  With respect to the transaction contemplated by this Agreement, Seller represents that Seller has agreed to pay a brokerage commission to CBRE, Inc. (“Broker”) pursuant to a separate agreement between Seller and Broker with respect to the transaction contemplated by this Agreement.  Each party hereto agrees that if any person or entity, other than Broker, makes a claim for brokerage commissions or finder’s fees related to the sale of the Property by Seller to Purchaser, and such claim is made by, through or on account of any acts or alleged acts of said party or its representatives, said party will protect, indemnify, defend and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense (including reasonable attorneys’ fees) in connection therewith.  The provisions of this paragraph shall survive Closing or any termination of this Agreement.

11.              Notices.  Any notice, demand or request that may be permitted, required, or desired to be given in connection herewith shall be in writing and directed to Seller and Purchaser by (a) personal delivery, (b) Federal Express or similar reputable overnight express delivery service, (c) registered or certified United States mail, return receipt requested, postage prepaid, or (d) electronic mail, in each instance addressed to the appropriate addresses set forth below.  If any notice or other communication is effected by personal delivery or by an overnight express delivery service, the date and hour of actual delivery shall fix the time of notice.  Absent a postal strike or other stoppage of the mails, any notice given by registered or certified United States mail, the date three (3) days following the date on which the sealed enveloped containing the notice is deposited in the United States mail, properly addressed and with postage prepaid, shall fix the time of notice. In the case of email transmission, the date of the email transmission shall fix the time of notice provided that an original of such email is also sent to the intended addressee by means described in clauses (a) or (b) above within one business day following the date of the email transmission.  Each party shall have the right to change their address, for purposes of notice, by giving notice to the other party hereto as provided above.

If to Purchaser, to:

Tetris Property LP

c/o U.S. Realty Advisors, LLC

1370 Avenue of the Americas

New York, New York  10019

Attention:  David M. Ledy

Email: dledy@usrealtyadvisors.com

If to Seller:

TETRA Technologies, Inc.

24955 Interstate 45 North

The Woodlands, Texas  77380

Attention:  Bruce Cobb

Email: bcobb@tetratec.com

with a copy to:

TETRA Technologies, Inc.

24955 Interstate 45 North

The Woodlands, Texas  77380

Attention:  Bass C. Wallace, Jr.

Email: bwallace@tetratec.com

If to the Title Company:

Chicago Title - Commercial

712 Main Street, Suite 2000E

Houston, Texas 77002

Attention:  Reno Hartfiel

Email: Reno.Hartfiel@fnf.com

12.              Defaults and Remedies.

12.1          Seller’s Remedies on Purchaser’s Default.  In the event the sale of the Property as contemplated hereunder is not consummated due to Purchaser’s default hereunder, Seller shall be entitled, as its sole remedy, to terminate this Agreement and receive the Deposit as liquidated damages for the breach of this Agreement, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Deposit is a reasonable estimate thereof.

12.2          Purchaser’s Remedies on Seller’s Default.  In the event the sale of the Property as contemplated hereunder is not consummated due to Seller’s default hereunder, Purchaser shall be entitled, as its sole remedy, either (a) to receive the return of the Deposit (less the Independent Consideration, which is to be paid to the Seller), which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to enforce specific performance of Seller’s obligation to convey the Property to Purchaser in accordance with the terms of this Agreement.  Notwithstanding the foregoing, if Purchaser terminates this Agreement (or is deemed to terminate this Agreement as provided below) due to a default by Seller hereunder, Seller shall reimburse to Purchaser the lesser of (i) actual out-of-pocket non-refundable expenses paid or incurred to third parties in connection with this transaction (e.g. inspection fees, legal fees, etc.) or (ii) $150,000.00.  Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Deposit (less the Independent Consideration, which is to be paid to the Seller) if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before thirty (30) days following the date upon which Closing was to have occurred.  Further, notwithstanding the foregoing, if Seller shall voluntarily take any action which is a default hereunder and which practically defeats Purchaser’s ability to purchase the Property, such as encumbering the Property or selling the Property to another party such that the remedy of specific performance is not available, Purchaser may bring suit against Seller to recover the lesser of (x) Purchaser’s actual damages incurred by Purchaser as a direct result thereof or (y) $500,000.00.

12.3          Post-Closing or Post-Termination Defaults.  In the event that after the termination of this Agreement or after Closing, as the case may be, a party (the “Defaulting Party”), breaches an obligation that survives the termination of this Agreement or the Closing, as the case may be, or if any representation or warranty hereunder which survives the termination of this Agreement or Closing, as the case may be, was materially untrue or misleading as of Closing, the other party (the “Non-Defaulting Party”) may bring suit against the Defaulting Party only for the actual damages incurred by the Non-Defaulting Party as a direct result of such breach, but subject to the Basket and the Cap in the event of a claim by Purchaser against Seller under Section 7.4 hereof.  The Cap shall not apply in the event of a claim by Purchaser against Seller for fraud, in which event Purchaser may bring suit against Seller for the actual damages incurred by Purchaser as a direct result thereof.

12.4          Survival.  The provisions of this Section 12 shall survive the Closing.

13.              Miscellaneous.

13.1          Entire Agreement; Amendment.  This Agreement, including the exhibits and schedules hereto, is the entire Agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements or understandings (written or oral).  No alteration, modification or interpretation hereof shall be binding unless in writing and signed by both parties.

13.2          Severability.  If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

13.3          Applicable Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

13.4          Assignability.  Purchaser shall not have the right to assign this Agreement without first obtaining Seller’s written consent, other than to an affiliate of Purchaser.  As used herein, the term “affiliate of Purchaser” means any corporation, partnership or other entity which is owned in whole or in part and controlled by or under common control with Purchaser; provided that (a) Seller is provided written notice of such assignment and the name and ownership structure of the proposed assignee no later than five (5) business days prior to Closing; (b) such assignee unconditionally assumes all obligations of Purchaser hereunder in written form reasonably acceptable to Seller; and (c) such assignee delivers a certificate to Seller as required by Section 8.3.3 hereof.  No assignment shall relieve the Purchaser named herein from its obligations and liabilities hereunder.  Purchaser may designate one affiliate to purchase the entire property or two (2) different affiliates to purchase the Land and the Appurtenant Rights pertaining thereto, and the Improvements and the Appurtenant Rights pertaining thereto, respectively.

13.5          Successors Bound.  This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and permitted assigns.

13.6          Confidentiality.  Except as may be required by applicable law or a court of competent jurisdiction, neither Seller nor Purchaser shall make any public disclosure of the terms of this transaction without the prior written consent of the other party, and they shall each instruct their respective financial advisors to make no such public disclosure without the consent of Seller and Purchaser.  Notwithstanding the foregoing, Purchaser shall have the right to disclose information with respect to the Property on a need-to-know basis to its officers, directors, employees, attorneys, accountants, environmental auditors, engineers, lenders, investors, investors and permitted assignees under this Agreement and other consultants to the extent necessary for Purchaser to evaluate its acquisition of the Property provided that all such persons are told that such information is confidential and agree to keep such information confidential.  Purchaser shall remain liable for any unauthorized disclosures of Seller’s information made by such third-parties.  All information and material furnished or made available by Seller to Purchaser in connection with this Agreement or obtained by Purchaser in the course of its investigation shall be treated as confidential information by Purchaser and, prior to the purchase of the Property by Purchaser, and if the transaction contemplated by this Agreement shall not close, following the termination of this Agreement, Purchaser shall not divulge and shall prevent others from divulging such information except as reasonably necessary to third parties engaged by Purchaser for the limited purpose of analyzing and investigating such information for the purpose of consummating this transaction, including Purchaser’s attorneys, consultants and engineers.  In the event this Agreement shall not close, Purchaser shall deliver to Seller all copies of materials and information pertaining to the Property furnished or made available to Purchaser.  Prior to and after the Closing, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Purchaser and Seller.  In no event shall Seller be deemed to unreasonably withhold its approval to a press release if such release discloses the Purchase Price. The provisions of this Section 13.6 shall survive the Closing or termination of this Agreement.

13.7          Captions.  The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions.

13.8          Attorneys’ Fees.  In the event of any litigation between Seller and Purchaser arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs from the other party.

13.9          No Partnership.  Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest.

13.10      Time.  Time is of the essence in this Agreement with respect to Seller’s obligations hereunder and the exercise by Purchaser of any termination right hereunder and Purchaser’s obligation to close the transaction contemplated hereunder by December 31, 2012.  As used in this Agreement, the term “business day” means any day other than a Saturday, Sunday, or a day in which the Federal Reserve Bank in Dallas, Texas is closed for business.  If the final date of any period which is set out in any paragraph of this Agreement falls upon a day which is not a business day, then, and in such event, such period will be extended to the next business day.

13.11      Counterparts.  This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

13.12      Gender and Number.  Within this Agreement, words of any gender shall be held and construed to include any other gender, and words in the singular number shall be held and construed to include the plural, unless the context otherwise requires.

13.13      Exhibits and Schedules.  All exhibits and schedules described herein and attached hereto are fully incorporated into this Agreement by this reference for all purposes.

13.14      Construction.  The parties acknowledge that their attorneys have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

13.15      DTPA Inapplicable.  Each party agrees, that the Texas Deceptive Trade Practices – Consumer Protection Act (the “DTPA”) is not applicable to the transaction evidenced by this Agreement.

13.16      No Recordation.  Purchaser agrees that neither this Agreement nor any memorandum or affidavit thereof, or any similar document, shall be recorded of public record in Montgomery County, Texas, or in any other public record.

13.17      No Third Party Beneficiary.  The provisions hereof and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions hereof or of the documents to be executed and delivered at Closing.

13.18      Further Assurances.  Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. This Section 13.18 shall survive Closing for one year.

13.19      “Sign and Close”.  Notwithstanding anything in this Agreement to the contrary, Seller and Purchaser of acknowledge and agree that (i) Seller has waived the requirement that Purchaser deposit the Deposit, (ii) Purchaser has completed its inspections of the Property, has completed its review of the Title Commitment, Survey and UCC/Lien/Litigation Reports and has elected to proceed with the Closing, (iii) all conditions of both parties to consummate the Closing have been satisfied and (iv) both parties have elected to “sign and close” this Agreement simultaneously such that the Effective Date and the Closing Date are both December 31, 2012 for purposes of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date as shown below their respective signatures, to be effective, however, as of the “Effective Date” defined above.

SELLER:

TETRA TECHNOLOGIES, INC.,

a Delaware corporation

By:/s/Elijio V. Serrano

Elijio V. Serrano

Senior Vice President

and Chief Financial Officer

PURCHASER:

TETRIS PROPERTY LP,

a Delaware limited partnership

By:Tetris Property GP LLC,

a Delaware limited liability company,

its General Partner

By:/s/David M. Ledy

David M. Ledy

Vice President

TITLE COMPANY’S JOINDER

Receipt of a fully executed copy of this Agreement on December ___, 2012 (the “Effective Date”) is hereby acknowledged, and the undersigned agrees to perform the duties of the Title Company set forth in the foregoing Agreement as and when called upon to do so.  The following provisions shall control with respect to the rights, duties, liabilities, privileges and immunities of the Title Company hereunder.

TITLE COMPANY:

CHICAGO TITLE - COMMERCIAL

By:

Name:

Title:

Date: